Room 4561
						 March 8, 2006

Michael S. Gilliland
President and Chief Executive Officer
Sabre Holdings Corporation
3150 Sabre Drive
Southlake, TX 76092

Re:	Sabre Holdings Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 11, 2005
	File no. 1-12175

Dear Mr. Gilliland:

      We have completed our review of your Form 10-K and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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Mr. Michael S. Gilliland
Sabre Holding Corporation
February 28, 2006
Page 2